Exhibit 99.1

Zebra Technologies Corporation
3 Overlook Point Lincolnshire, IL 60069 USA +1 847 634 6700 www.zebra.com
Zebra Technologies Announces Fourth-Quarter and Full-Year 2019 Results

Fourth-Quarter Financial Highlights

•	Net sales of $1,192 million; year-over-year growth of 4.8%

•	Net income of $169 million and net income per diluted share of $3.10; year-over-year increases of 47.0% and 46.9%, respectively

•	Non-GAAP diluted EPS increased 14.8% year-over-year to $3.56

•	Adjusted EBITDA increased 6.3% year-over-year to $255 million

Lincolnshire, Ill., Feb. 13, 2020 — Zebra Technologies Corporation (NASDAQ: ZBRA), an innovator at the edge of the enterprise with solutions and partners that enable businesses to gain a performance edge, today announced results for the fourth quarter and full year ended December 31, 2019.

"In the fourth quarter, solid sales growth in our North America and EMEA regions was partially offset by a continued softer spending environment in China. Earnings per share were at the low end of our guidance range due to tariff expenses and a higher mix of large year-end budget orders, each of which impacted gross margin,” said Anders Gustafsson, Chief Executive Officer of Zebra Technologies. “We entered 2020 with a strong order backlog and our pipeline of opportunities is solid. Our core portfolio offering continues to resonate well in the market. At the same time, we are making good progress broadening our role as a solutions provider, investing in capabilities that digitize and automate our customers’ enterprise operations."

$ in millions, except per share amounts	4Q19	4Q18	Change	FY19	FY18	Change
Select reported measures:
Net sales	$1,192	$1,137	4.8%	$4,485	$4,218	6.3%
Gross profit	544	539	0.9%	2,100	1,981	6.0%
Gross margin	45.6%	47.4%	(180) bps	46.8%	47.0%	(20) bps
Net income	169	115	47.0%	544	421	29.2%
Net income margin	14.2%	10.1%	410 bps	12.1%	10.0%	210 bps
Net income per diluted share	$3.10	$2.11	46.9%	$9.97	$7.76	28.5%

Select Non-GAAP measures:
Adjusted net sales	$1,192	$1,137	4.8%	$4,485	$4,218	6.3%
Organic net sales growth			4.6%			5.5%
Adjusted gross profit	546	542	0.7%	2,111	1,988	6.2%
Adjusted gross margin	45.8%	47.7%	(190) bps	47.1%	47.1%	0 bps
Adjusted EBITDA	255	240	6.3%	970	873	11.1%
Adjusted EBITDA margin	21.4%	21.1%	30 bps	21.6%	20.7%	90 bps
Non-GAAP net income	$194	$169	14.8%	$706	$598	18.1%
Non-GAAP earnings per diluted share	$3.56	$3.10	14.8%	$12.94	$11.01	17.5%

Net sales were $1,192 million in the fourth quarter of 2019, a 4.8% increase from the prior year period, reflecting growth in North America and EMEA, partially offset by lower sales in Asia-Pacific. Consolidated organic net sales growth for the fourth quarter was 4.6%. Net sales in the Enterprise Visibility & Mobility ("EVM") segment were $813 million in the fourth quarter of 2019 compared with $770 million in the fourth quarter of 2018. Asset

Intelligence & Tracking ("AIT") segment net sales were $379 million in the fourth quarter of 2019 compared to $367 million in the prior year period. Fourth-quarter year-over-year organic net sales growth was 6.3% in the EVM segment and 1.2% in the AIT segment.

Fourth-quarter 2019 gross profit was $544 million compared to $539 million in the comparable prior year period. Gross margin decreased to 45.6% for the fourth quarter of 2019, compared to 47.4% in the prior year period. This decrease was primarily due to $10 million net incremental cost of sales attributable to Section 301 List 4 tariffs and unfavorable business mix. Adjusted gross margin decreased to 45.8% for the fourth quarter of 2019, compared to 47.7% in the prior year period.

Operating expenses decreased in the fourth quarter of 2019 to $356 million from $360 million in the prior year period primarily due to reduced project spend, lower incentive compensation expense, and lower amortization expense; partially offset by the inclusion of expenses from recently acquired businesses and higher exit and restructuring charges. Adjusted operating expenses decreased in the fourth quarter of 2019 to $308 million from $320 million in the prior year period.

Net income for the fourth quarter of 2019 was $169 million, or $3.10 per diluted share, compared to net income of $115 million, or $2.11 per diluted share, for the fourth quarter of 2018. Lower interest expense and effective tax rate contributed to the year-over-year improvement. Non-GAAP net income for the fourth quarter of 2019 was $194 million, or $3.56 per diluted share, compared with $169 million, or $3.10 per diluted share, for the fourth quarter of 2018.

Adjusted EBITDA for the fourth quarter of 2019 increased to $255 million, or 21.4% of adjusted net sales, compared to $240 million, or 21.1% of adjusted net sales, for the fourth quarter of 2018 due to lower operating expenses.

Balance Sheet and Cash Flow
As of December 31, 2019, the company had cash and cash equivalents of $30 million and total debt of $1,286 million.

For the full year 2019, the company generated $685 million of operating cash flow and incurred capital expenditures of $61 million, generating free cash flow of $624 million. In 2019, the company made $312 million of net debt repayments and $63 million of cash interest payments, as well as paid $262 million in cash for our acquisitions of Cortexica, Temptime, and Profitect. Additionally, the company made $47 million of share repurchases under the authorization announced on July 30, 2019.

Outlook
Our outlook for the first quarter and full year 2020, without taking into account the full potential impact of the coronavirus outbreak in China, is set forth below. See the text below under the caption “Anticipated Impact of Coronavirus Outbreak” for a discussion of the possible impact of the outbreak on the company’s results of operations.

First Quarter 2020
The company expects first-quarter 2020 net sales to increase approximately 4% to 7% from the first quarter of 2019. This expectation includes an approximately 1 percentage point additive impact from acquisitions, and an approximately 1 percentage point negative impact from foreign currency translation.

Adjusted EBITDA margin is expected to be approximately 20% for the first quarter of 2020, which includes an approximately $10 million net incremental cost of sales attributable to Section 301 List 4 tariffs and approximately $4 million of additional freight expense related to the coronavirus outbreak. Non-GAAP earnings per diluted share are expected to be in the range of $2.90 to $3.10. This assumes an adjusted effective tax rate of approximately 16%.

Full Year 2020

The company expects full-year 2020 net sales to increase approximately 4% to 6% from 2019. This expectation includes an approximately 30 basis point positive impact from acquisitions, and an approximately 1 percentage point negative impact from foreign currency translation.

Adjusted EBITDA margin is expected to be slightly higher than 22% for the full-year 2020, favorable to 2019 despite a net impact to cost of sales from the Section 301 List 4 tariffs of approximately $15 million in the first half of 2020.

For the full-year 2020, the company expects to generate free cash flow of at least $700 million.

As previously stated, the company is diversifying the sourcing of most of its U.S. volumes out of China. These actions are expected to result in up to an additional $25 million of one-time pre-tax charges through mid-2020, plus an estimated $10-15 million of capital expenditures.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of the most directly comparable forward-looking GAAP financial measure as discussed under the "Forward-Looking Statements" caption below. This would include items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Anticipated Impact of Coronavirus Outbreak
The first-quarter and full year 2020 outlook in the section immediately above expressly does not take into account the full potential impact of the ongoing coronavirus outbreak. The outlook provided in that section should be read in conjunction with this section.

The situation in China pertaining to the coronavirus is complex and rapidly-evolving and we are not yet able to fully ascertain its potential impact on our results of operations, either with respect to its impact on our manufacturing operations in China or with respect to its impact on our sales to customers in China. Our current expectation is the coronavirus outbreak could have an impact on sales of between $0 and $50 million. This expectation is based solely on facts as we understand them to be today. This impact could be significantly greater if the coronavirus outbreak were to develop in a manner that is significantly worse than our current expectations.

Conference Call Notification
Investors are invited to listen to a live webcast of Zebra’s conference call regarding the company’s financial results for the fourth quarter and full year of 2019. The conference call will be held today, Thursday, Feb. 13, at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To view the webcast, visit the investor relations section of the company’s website at investors.zebra.com.

About Zebra
Zebra (NASDAQ: ZBRA) empowers the front line of business in retail/e-commerce, manufacturing, transportation and logistics, healthcare and other industries to achieve a performance edge. With more than 10,000 partners across 100 countries, we deliver industry-tailored, end-to-end solutions that intelligently connect people, assets, and data to help our customers make business-critical decisions. Our market-leading solutions elevate the shopping experience, track and manage inventory as well as improve supply chain efficiency and patient care. In 2019, Zebra ranked #166 on Forbes’ list of the World’s Best Employers, and the company joined the S&P 500 index. For more information, visit www.zebra.com or sign up for our news alerts. Follow us on our Your Edge Blog along with
LinkedIn, Twitter and Facebook.

Forward-Looking Statements
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s hardware and software products and competitors’ product offerings, and the potential effects of technological changes. The continued uncertainty over future global economic conditions, the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, a disruption in our ability to obtain products from vendors as a result of supply chain constraints, natural disasters or other circumstances could restrict sales and negatively affect customer relationships. In particular, and as noted in the body of the release, we cannot be certain of the impact that the coronavirus outbreak in China will have on our results of operations. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra may be involved is another factor. The success of integrating acquisitions could also affect profitability, reported results and the company’s competitive position in its industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q .

Use of Non-GAAP Financial Information
This press release contains certain Non-GAAP financial measures, consisting of “adjusted net sales,” “adjusted gross profit,” “EBITDA,” “Adjusted EBITDA,” “Non-GAAP net income,” “Non-GAAP earnings per share,” “free cash flow,” “organic net sales growth,” and “adjusted operating expenses.” Management presents these measures to focus on the on-going operations and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The company believes it is useful to present Non-GAAP financial measures, which exclude certain significant items, as a means to understand the performance of its ongoing operations and how management views the business. Please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” tables and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

As a global company, Zebra's operating results reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which the company transacts change in value over time compared to the U.S. dollar; accordingly, the company presents certain organic growth financial information, which includes impacts of foreign currency translation, to provide a framework to assess how the company’s businesses performed excluding the impact of foreign currency exchange rate fluctuations. Foreign currency impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. dollar. This impact is calculated by translating the current period results at the currency exchange rates used in the comparable prior year period, inclusive of the company’s foreign currency hedging program.

Additionally, for purposes of computing organic net sales growth, amounts directly attributable to acquisitions are excluded for twelve months following their respective acquisition dates.

The company believes these measures should be considered a supplement to and not in lieu of the company’s performance measures calculated in accordance with GAAP.

Contacts

Investors    Media
Michael Steele, CFA, IRC    Therese Van Ryne
Vice President, Investor Relations    Director, Global Public Relations
Phone: + 1 847 793 6707     Phone: + 1 847 370 2317
msteele@zebra.com     therese.vanryne@zebra.com

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$30	$44
Accounts receivable, net of allowances for doubtful accounts of $2 million and $3 million as of December 31, 2019 and 2018, respectively	613	520
Inventories, net	474	520
Income tax receivable	32	24
Prepaid expenses and other current assets	46	54
Total Current assets	1,195	1,162
Property, plant and equipment, net	259	249
Right-of-use lease asset	107	—
Goodwill	2,622	2,495
Other intangibles, net	275	232
Deferred income taxes	127	114
Other long-term assets	126	87
Total Assets	$4,711	$4,339
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$197	$157
Accounts payable	552	552
Accrued liabilities	379	322
Deferred revenue	238	210
Income taxes payable	38	60
Total Current liabilities	1,404	1,301
Long-term debt	1,080	1,434
Long-term lease liabilities	100	—
Deferred income taxes	—	8
Long-term deferred revenue	221	172
Other long-term liabilities	67	89
Total Liabilities	2,872	3,004
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 10,000,000 shares; none issued	—	—
Class A common stock, $.01 par value; authorized 150,000,0000 shares; issued 72,151,857 shares	1	1
Additional paid-in capital	339	294
Treasury stock at cost, 18,148,925 and 18,280,673 shares as of December 31, 2019 and 2018, respectively	(689)	(613)
Retained earnings	2,232	1,688
Accumulated other comprehensive loss	(44)	(35)
Total Stockholders’ Equity	1,839	1,335
Total Liabilities and Stockholders’ Equity	$4,711	$4,339

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)

	Three Months Ended		Twelve Months Ended
	(Unaudited)
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net sales
Tangible products	$1,039	$998	$3,907	$3,685
Services and software	153	139	578	533
Total Net sales	1,192	1,137	4,485	4,218
Cost of sales:
Tangible products	550	503	2,006	1,871
Services and software	98	95	379	366
Total Cost of sales	648	598	2,385	2,237
Gross profit	544	539	2,100	1,981
Operating expenses:
Selling and marketing	130	122	503	483
Research and development	118	121	447	444
General and administrative	79	89	323	328
Amortization of intangible assets	19	26	103	97
Acquisition and integration costs	2	—	22	8
Exit and restructuring costs	8	2	10	11
Total Operating expenses	356	360	1,408	1,371
Operating income	188	179	692	610
Other expenses:
Foreign exchange loss	(4)	—	(6)	(5)
Interest expense, net	(4)	(39)	(89)	(91)
Other, net	(1)	8	1	10
Total Other expenses, net	(9)	(31)	(94)	(86)
Income before income tax	179	148	598	524
Income tax expense	10	33	54	103
Net income	$169	$115	$544	$421
Basic earnings per share	$3.13	$2.14	$10.08	$7.86
Diluted earnings per share	$3.10	$2.11	$9.97	$7.76

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$544	$421
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	175	175
Investment (gain) loss	(3)	(10)
Amortization of debt issuance costs and discounts	6	15
Share-based compensation	48	45
Debt extinguishment costs	1	1
Deferred income taxes	(42)	2
Unrealized loss (gain) on forward interest rate swaps	19	(8)
Other, net	—	4
Changes in operating assets and liabilities:
Accounts receivable, net	(96)	(31)
Inventories, net	51	(43)
Other assets	(20)	(12)
Accounts payable	(5)	122
Accrued liabilities	(18)	35
Deferred revenue	71	51
Income taxes	(31)	24
Other operating activities	(15)	(6)
Net cash provided by operating activities	685	785
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(262)	(72)
Purchases of property, plant and equipment	(61)	(64)
Proceeds from the sale of long-term investments	10	2
Purchases of long-term investments	(22)	(3)
Net cash used in investing activities	(335)	(137)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	637	909
Payments of long term-debt	(949)	(1,566)
Payments of debt extinguishment costs	(1)	(1)
Payments of debt issuance costs and discounts	(6)	(2)
Payments for repurchases of common stock	(47)	—
Payments of taxes related to net settlements of equity awards, net of proceeds from exercise of stock options and stock purchase plan purchases	(32)	(1)
Unremitted cash collections from servicing factored receivables	33	—
Net cash used in financing activities	(365)	(661)
Effect of exchange rate changes on cash	1	(5)
Net decrease in cash and cash equivalents	(14)	(18)
Cash and cash equivalents at beginning of year	44	62
Cash and cash equivalents at end of year	$30	$44
Supplemental disclosures of cash flow information:
Income taxes paid	$140	$76
Interest paid	$63	$90

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF ORGANIC NET SALES GROWTH
(UNAUDITED)

	Three Months Ended
	December 31, 2019
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales growth	3.3%	5.6%	4.8%
Adjustments:
Impact of foreign currency translation(1)	1.0%	1.1%	1.1%
Impact of acquisitions(2)	(3.1)%	(0.4)%	(1.3)%
Organic Net sales growth	1.2%	6.3%	4.6%

	Twelve Months Ended
	December 31, 2019
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales growth	3.9%	7.5%	6.3%
Adjustments:
Impact of foreign currency translation(1)	1.0%	1.1%	1.1%
Impact of acquisitions(2)	(2.7)%	(1.4)%	(1.9)%
Organic Net sales growth	2.2%	7.2%	5.5%

(1)
Operating results reported in U.S. Dollars are affected by foreign currency exchange rate fluctuations. Foreign currency translation impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. Dollar. This impact is calculated by translating the current period results at the currency exchange rates used in the comparable prior year period, inclusive of the Company’s foreign currency hedging program.

(2)	For purposes of computing Organic Net sales growth, amounts directly attributable to acquisitions are excluded for twelve months following their respective acquisition dates.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP GROSS MARGIN
(In millions)
(Unaudited)

	Three Months Ended
	December 31, 2019			December 31, 2018
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales	$379	$813	$1,192	$367	$770	$1,137
Reported Gross profit (1)	183	362	544	182	359	539
Gross Margin	48.3%	44.5%	45.6%	49.6%	46.6%	47.4%

Non-GAAP
Adjusted Net sales	$379	$813	$1,192	$367	$770	$1,137
Adjusted Gross profit (2)	183	363	546	182	360	542
Adjusted Gross Margin	48.3%	44.6%	45.8%	49.6%	46.8%	47.7%

	Twelve Months Ended
	December 31, 2019			December 31, 2018
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales	$1,479	$3,006	$4,485	$1,423	$2,795	$4,218
Reported Gross profit (1)	736	1,371	2,100	710	1,274	1,981
Gross Margin	49.8%	45.6%	46.8%	49.9%	45.6%	47.0%

Non-GAAP
Adjusted Net sales	$1,479	$3,006	$4,485	$1,423	$2,795	$4,218
Adjusted Gross profit (2)	737	1,374	2,111	711	1,277	1,988
Adjusted Gross Margin	49.8%	45.7%	47.1%	50.0%	45.7%	47.1%

(1)	Consolidated results include corporate eliminations related to business acquisitions and product sourcing diversification costs that are not reported in segment results.

(2)	Adjusted Gross profit excludes purchase accounting adjustments, product sourcing diversification costs, and share-based compensation expense.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In millions, except share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income	$169	$115	$544	$421
Adjustments to Cost of sales(1)
Purchase accounting adjustments	—	2	6	3
Share-based compensation	1	1	4	4
Product sourcing diversification initiative	1	—	1	—
Total adjustments to Cost of sales	2	3	11	7
Adjustments to Operating expenses(1)
Amortization of intangible assets	19	26	103	97
Acquisition and integration costs	2	—	22	8
Legal Settlement	—	—	—	13
Share-based compensation	16	12	56	49
Exit and restructuring costs	8	2	10	11
Product sourcing diversification initiative	3	—	4	—
Total adjustments to Operating expenses	48	40	195	178
Adjustments to Other expenses, net(1)
Debt extinguishment costs	—	—	3	—
Amortization of debt issuance costs and discounts	1	2	7	15
Investment gain	—	(9)	(3)	(10)
Foreign exchange loss	4	—	6	5
Forward interest rate swaps loss (gain)	(8)	18	19	(6)
Total adjustments to Other expenses, net	(3)	11	32	4
Income tax effect of adjustments(2)
Reported income tax expense	10	33	54	103
Adjusted income tax	(32)	(33)	(130)	(115)
Total adjustments to income tax	(22)	—	(76)	(12)
Total adjustments	25	54	162	177
Non-GAAP Net income	$194	$169	$706	$598

GAAP earnings per share
Basic	$3.13	$2.14	$10.08	$7.86
Diluted	$3.10	$2.11	$9.97	$7.76
Non-GAAP earnings per share
Basic	$3.60	$3.13	$13.08	$11.16
Diluted	$3.56	$3.10	$12.94	$11.01

Basic weighted average shares outstanding	53,985,729	53,831,395	53,991,249	53,591,655
Diluted weighted average and equivalent shares outstanding	54,541,638	54,468,545	54,594,417	54,299,812

(1)	Presented on a pre-tax basis.

(2)
Represents the adjustment to the GAAP income tax expense commensurate with non-GAAP adjustments (including the resulting impacts to U.S. BEAT/GILTI provisions) and to exclude the impacts of certain discrete income tax items.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATION TO EBITDA
(In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income	$169	$115	$544	$421
Add back:
Depreciation	17	18	72	78
Amortization of intangible assets	19	26	103	97
Total Other expenses, net	9	31	94	86
Income tax expense	10	33	54	103
EBITDA (Non-GAAP)	224	223	867	785

Adjustments to Cost of sales
Purchase accounting adjustments	—	2	6	3
Share-based compensation	1	1	4	4
Product sourcing diversification initiative	1	—	1	—
Total adjustments to Cost of sales	2	3	11	7
Adjustments to Operating expenses
Acquisition and integration costs	2	—	22	8
Legal Settlement	—	—	—	13
Share-based compensation	16	12	56	49
Exit and restructuring costs	8	2	10	11
Product sourcing diversification initiative	3	—	4	—
Total adjustments to Operating expenses	29	14	92	81
Total adjustments to EBITDA	31	17	103	88
Adjusted EBITDA (Non-GAAP)	$255	$240	$970	$873

Adjusted EBITDA % of Adjusted Net Sales	21.4%	21.1%	21.6%	20.7%

FREE CASH FLOW

	Twelve Months Ended
	December 31, 2019	December 31, 2018
Net cash provided by operating activities	$685	$785
Less: Purchases of property, plant and equipment	(61)	(64)
Free cash flow (Non-GAAP)(1)	$624	$721

(1)
Free cash flow is defined as Net cash provided by operating activities in a period minus purchases of property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.